MultiCourse Operator Agreement (“Agreement”)

By and Between:

OBSports LLC

AND

Digital Caddies, Inc.

THIS MultiCourse Operator Agreement (“Agreement”) is between OBSports LLC. (“OB”), and Digital Caddies US, Inc. (“DCI”). When referencing OB and DCI individually, they may hereinafter be also referred to as the “Party.” When referenced together, they may hereinafter be referred to as the “Parties.”

DCI designs, develops, and markets a tablet based app and web services for golf course operations (hereafter collectively revered to as “Services”) and OB manages golf courses throughout the United States.

DCI’s services utilize a wirelessly connected 7” android based tablet and web based information services to provide a broad range of functionality specifically targeted to improve the operation efficiencies and revenue generating capabilities at the golf facility. The Services also provide golfers many desirable capabilities that improve the golfer experience. Some key features that benefit the golf facility include the ability to:

●	Track where golf carts are located on the golf course to manage pace of play
●	Communicate directly to carts or groups of carts from a PC or other mobile device through a messaging service
●	Create geofencing so management and/or golfers can be automatically alerted if carts enter a restricted area
●	See the history of where carts have been driven for more efficient maintenance of the golf course
●	Alert the beverage cart if a golfer wants service allowing more efficient distribution of food items on the course
●	Have food items preordered before the turn to help with pace of play in increase sales
●	Promote events and/or sale items

The tablets are installed on each golf cart at the facility and the web services can be accessed through a MAC, PC or other mobile devices. There are many more features that provide value to both the golf course and golfer alike. A full list of features can be provided on request.

DCI is currently offering these services to golf courses with no financial obligation required from the golf course. The cost of the system is subsidized through the placement of small web/mobile ads on the tablets that are specifically targeted towards the golfer(s) using the device. The Service is presently being launched and marketed to golf courses throughout the United States only and installations are expected to begin in the 2nd quarter of 2013.

OB through the management of many courses throughout the United States has indicated they would like to be the launch client for DCI and install the Services at the golf courses listed in Appendix “A”. It is understood that the list does not include all OB managed facilities and that additional courses may be added to the list.

WHEREAS, the Parties agree to enter into a business relationship which leverages on the combined expertise, capabilities, contacts, knowledge and services to enable DCI to properly plan with their partners for the delivery of DCI Services to OB Managed golf facilities listed in Appendix “A”, and

WHEREAS, the Parties to this Agreement agree that their business relationship shall take the form of DCI, in connection with its partners, provide installation of the Service, support, technical expertise, software improvements and enhancements, and

WHEREAS, the Parties to this Agreement agree that their business relationship will also take the form of DCI offering a bonus payment to OB (“Bonus”) for the privilege of providing our Service to OB managed golf courses listed in Appendix “A”

NOW, THEREFORE, in recognition of their mutual interests and desires and the premises set forth above, the Parties do hereby manifest by this Agreement a formal binding agreement between the Parties.

OVERVIEW OF DEFINITIVE AGREEMENT. Subject to the foregoing, the terms and conditions for the Parties to this Agreement are:

OB will, on a best efforts basis, promote DCI Services to be installed at their managed golf facilities listed in Appendix A. OB has indicated that each facility has approximately 75 golf carts per 18 holes and completes an average of 25,000 rounds or more on golf carts per year.

TERM The initial term of the agreement will be for 36 months with OB LLC. Agreements with each golf facility will be under the same terms and will begin when equipment is installed at the golf facility (See example of DCI Services Agreement in Exhibit B).

INSTALLATION DCI or their affiliates shall install and configure the System at OB golf facilities on dates mutually agreed upon.

ACCEPTANCE Upon installation of the System, the golf facility shall execute and deliver a Delivery and Acceptance Certificate outlining the Services installed at the golf course.

FEES All fees for the System will be waived for OB managed golf courses.

Installation Fee $50.00/per cart:		Waived
Installations Reservation Cancellation Fee $2,500 Fee:	Waived
Penalties and Interest.	Waived

BONUS PAYMENT

Bonus Term. During the period of twelve months from the date this Agreement, DCI will grant bonus payments listed below for each OB Sports managed property executing a DCI Services Agreement and installing the DCI Services within twelve months from the date of this Agreement.

Advertising. OB will retain the right to opt out of advertising categories and/or specific advertisers. Additionally OB will own the rights to 20% of the impressions created on the system at each one of their managed courses. OB will have the right to provide those impressions to whatever advertiser OB so chooses, subject to the approval of DCI.

Stock Options. DCI shall provide OB an Option to purchase 1,000 shares of DCI Common Stock for each eighteen hole equivalent golf course signing a standard 36 month DCI Services Agreement. The Options will have a strike price of $0.30/per share and a vesting schedule of 30%/30%/40% on the first, second and third anniversary of each individual golf course installation date.

SignUp Fee. Upon installation DCI shally provide to OB $1,500 for each eighteen hole equivalent golf course signing a standard 36 month DCI Services Agreement. SignUp Fee shall be payable as follows, $500 upon system installation at each golf course, $500 on the oneyear anniversary of the installation, and $500 in the twoyear anniversary. Should a golf course terminate the DCI agreement prior to the oneyear anniversary date of the Agreement for any reason whatsoever, OB will remit back to DCI said $500 payment.

10” Tablet. Should DCI begin to offer 10” tablets to it’s golf course partners, DCI will provide such tablets to OB properties under the same terms and conditions set forth in this Agreement. DCI will remove 7” product and install 10” product at it’s own expense.

Governing LAW The definitive agreement shall be governed by the laws of the State of Arizona.

REPRESENTATIONS AND WARRANTIES. The Parties represent and warrant to the other party that: (a) it has the full right and authority to enter into and perform this Agreement; (b) the person signing this Agreement on behalf of that party has been duly authorized to do so;

Relationship of Parties Nothing contained in this Agreement shall be construed as creating a relationship of employment, agency or partnership between the Parties.

MUTUAL COOPERATION The Parties intend to cooperate with each other in the pursuit of business transactions. Each Party will furnish information to the other, work on mutually beneficial technical, and marketing efforts, and perform other such activities as may be reasonably required to support the deployment of the Service.

CONFIDENTIALITY. Any information regarding this Agreement, or anything relating to this Agreement shall not be released to the news media or general public, without the prior approval of the nonreleasing Party; such approval shall not be unreasonably withheld. DCI as a public entity is obligated to certain public disclosure rules and therefore shall be required to release any and all material events in a timely manner. It is understood by both parties that a mutual press release shall be issued after June 1st, 2013.

PUBLICITY. DCI is preparing a multiplatform PR campaign. It is the intention of DCI to promote OB as a lead partner in rolling out the Players Network. DCI will prepare and distribute press releases announcing the OB partnership. OB will have approval rights over the language included in the releases.

MARKETING EXPENSES. Each Party will bear all of its own expenses, costs, risks, and liabilities arising out of any marketing efforts related to this Agreement, and neither Party will make any claim or charges against the other for such efforts unless mutually agreed to in advance of any such occurrence by both parties.

EFFECTIVE DATE. The effective date of this Agreement is the signature date written below. To accomplish the Parties’ objectives, this Agreement shall be executed prior to June 1, 2013.. If a Definitive Agreement is not executed and delivered on mutually acceptable terms by the Parties by this date, then the proposed relationship with DCI and OB described in this Agreement shall terminate.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate as of the date below written.

Appendix A

	Account Name	City	State	Facility Type	Holes
1	Angel Park Golf Club	Las Vegas	NV	Public	36
2	ASU Karsten Golf Course	Tempe	AZ	Public	18
3	Centennial Golf Club	Medford	OR	Public	18
4	Champion's Club	Jacksonville	FL	Public	18
5	Chaparral Pines	Payson	AZ	Private	18
6	Colorado National Golf Club	Erie	CO	Public	18
7	Dalhousie Golf Club	Cape Girardeau	MS	Private	18
8	Durango Hills Golf Club	Henderson	NV	Public	18
9	Gamble Ranch	Brewster	WA	Public	36
10	GlenOaks Country Club	Prospect	KY	Private	18
11	Grand Lake Golf Club	Montgomery	TX	Semi-private	18
12	Heritage Eagle Bend	Auroa	CO	Public	18
13	High Meadow Ranch	Magnolia	TX	Public	18
14	Hunter's Creek Golf Club	Orlando	FL	Public	18
15	Langdon Farms Golf Club	Portland	OR	Public	18
16	Las Vegas Golf Club	Las Vegas	NV	Public	18
17	Longbow Golf Club	Mesa	AZ	Public	18
18	McDowell Mountain Golf Club	Scottsdale	AZ	Public	18
19	Minot Country Club	Minot	ND	Private	18
20	Monarch Beach Golf Links	Dana Point	CA	Resort	18
21	Painted Desert Golf Club	Las Vegas	NV	Public	18
22	Palm Valley Golf Club	Goodyear	AZ	Public	36
23	Polo Fields Golf & Country Club	Louisville	KY	Private	18
24	Quail Point Golf Course	Medford	OR	Public	18
25	Raven Golf Club of Phoenix	Phoenix	AZ	Public	18
26	Sandia Golf Club	Alburquerque	NM	Public	18
27	Sedona Golf Resort	Sedona	AZ	Resort	18
28	Somerby Golf Club	Rochester	MN	Private	18
29	Stallion Mountain Golf Club	Las Vegas	NV	Semi-private	18
30	Talking Rock Golf Club	Prescott	AZ	Private	18
31	Tatum Ranch Golf Club	Cave Creek	AZ	Private	18
32	Tetherow	Bend	OR	Public	18
33	The Fox Hill Club	Longmont	CO	Private	18
34	The Golf Club at Eagle Mountain	Fountain Hills	AZ	Public	18
35	The Legacy Golf Club	Henderson	NV	Public	18
36	The Oaks Golf Club	Pass Chastain	MS	Public	18
37	The Rim Golf Club	Payson	AZ	Private	18
38	Three Crowns Golf Club	Casper	WY	Public	18
39	Tijeras Creek Golf Club	Rancho Santa Margarita	CA	Public	18
40	We-Ko-Pa Golf Course	Ft. McDowell	AZ	Public	36
41	Windsor Parke Golf Club	Jacksonville	FL	Public	18

Appendix B-DCI Services Agreement

DIGITAL CADDIES, INC. SERVICES AGREEMENT

This agreement is made at (time) ___________________________________

BETWEEN (Partner):

Golf Course Name
Golf Course Address
Represented By/Position

AND: Digital Caddies US Inc., corporation legally incorporated under the terms of the Nevada laws, having its main office at 15051 Kierland Blvd, Scottsdale, AZ 85254, USA represented by Michael Loustalot, President, duly authorized as they declare; (hereafter called « DCI»)

WHEREAS the purpose of the agreement is to outline the terms of the installation of a wirelessly connect tablet based network developed by DCI for use on the golf course operated by Partner (hereinafter to be referred to as the “System”, the individual components of which shall hereinafter be referred to as the “Products”).

AND WHEREAS the Partner and DCI desire that DCI install the System for use on the Partner’s golf course under the terms and conditions in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DCI and the Partner hereby agree as follows:

TITLE Title to the System and all information developed or collected in connection with the use of the System is and shall remain in DCI. DCI may remove the System or any Product at any time after the termination of the Term. All Products are moveable personal property and not real or immovable, even though affixed to real property or placed on a permanent foundation. The Partner shall not change or remove any insignia, lettering or other mark placed on the Products by DCI.

TERM This Agreement shall continue for 36 months after the system is installed at Partner’s golf course and will renew automatically unless written notice is given by either party at least 60 days prior the then end of the term.

INSTALLATION DCI or their affiliates shall install and configure the System at the Partner’s golf course at a date to be mutually agreed upon.

ACCEPTANCE Upon installation of the System, the Partner shall execute and return a Delivery and Acceptance Certificate outlining the Products installed at the golf course.

ADVERTISING IMPRESSIONS DCI agrees to provide Partner 10% of the ad impressions generated on the tablets. The Partner has the right to use these impressions as they so choose, including selling impressions to an advertiser of their choosing. DCI must approve Partner’s advertiser, such approval will not be unreasonably withheld. The Partner must provide all creative needed for the advertisement at their own expense.

ADVERTISING APPROVAL Partner acknowledges that DCI’s source of income is driven by advertising revenue collected from advertisers who deliver ads to DCI’s tablet based network. Partner agrees that all income derived from this activity is the property of DCI. With acceptance of the delivery of the network to Partner’s golf cart fleet, Partner expressly approves all advertisers that advertise on the DCI network. Partner may prohibit advertisements from any direct competitor or from advertiser the Partner deems morally offensive.

FEES By executing this agreement prior to _________________, all fees will be waived. There will be no required payment from the Partner.

Installation Fee $50.00/per cart:                                                       __________________

Installations Reservation Cancellation Fee $2,500:                                   __________________

Penalties and Interest.                                                                                            __________________

REPRESENTATIONS AND WARRANTIES Each party represents and warrants to the other party that: (a) it has the full right and authority to enter into and perform this Agreement; (b) the person signing this Agreement on behalf of that party has been duly authorized to do so; (c) entry into and performance of this Agreement does not require any consents or approvals not obtained, nor does it violate any agreements to which such party is a party; and (d) this Agreement constitutes a valid, binding and enforceable obligation of such party.

ADDITIONAL OBLIGATIONS

Duty of Care. The Partner (a) shall exercise reasonable care with respect to its possession and use of the System and all Products; (b) shall not alter the System or any Product; and (c) shall use its best efforts to avoid damaging any and all Product.

Loss or Damage. DCI shall insure damage to the Products, other than that arising from ordinary wear and tear, in an amount no more than 10% of the Products outlined in Exhibit A. If the Products, as described on Exhibit A, are lost or damaged other than as arises from ordinary wear and tear, and in excess of the aforementioned insurance, then the Partner shall purchase replacement Products from DCI at a cost as per Exhibit A.

Indemnification. Each party (the “Indemnifying Party”) shall indemnify, defend, protect and hold harmless the other party, its respective directors, officers, employees, shareholders, agents, successors and permitted assigns (the “Indemnified Party”), from and against all liabilities, damages and costs, including reasonable legal fees, incurred by the Indemnified Party as a result of a misrepresentation or breach of this Agreement by the Indemnifying Party.

Nondisclosure. The Partner hereby acknowledges and agrees that the terms of this Agreement are strictly confidential and the Partner shall not disclose the terms of this Agreement to any person or other entity.

MAINTENANCE DCI shall maintain and repair the System as needed. DCI will train Partner staff and leave spare replacement parts to ensure a quick turnaround time for repairs to be completed. Should staff not be able to repair the system, DCI will provide support via telephone/email or web. If required, DCI will dispatch personnel to the site.

DEFAULTS The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by the Partner (“Event of Default”).

Misuse. The Partner fails to use reasonable care with respect to the System or any Product and such failure continues for THIRTY (30) or more calendar days after DCI gives written notice to the Partner of such.

DCI’s REMEDIES In addition to any other legal or equitable remedy permitted by law, upon an Event of Default, DCI shall have the right to terminate this Agreement and to retrieve all products and/or payment for replacement value of the products as outlined in Exhibit A.

PARTNERS REMEDIES If DCI fails to perform its obligations under this Agreement, the Partner shall give written notice to DCI setting forth in reasonable detail the nature of the breach (the “Notice”). If DCI does not cure the breach within THIRTY (30) calendar days following receipt of the Notice, the Partner shall have the right to terminate this Agreement; provided, however, that if DCI is unable, acting reasonably, to remedy the breach within THIRTY (30) calendar days, a THIRTY (30) day period shall be extended for as long as DCI diligently pursues such corrective action in a prompt and reasonable manner.

NO REMOVAL The Partner shall not remove or attempt to remove any Product from its golf course without the prior written consent of DCI.

ASSINGMENT DCI may assign any or all of its rights, and obligations hereunder after written notice to the Partner. The Partner shall not assign or transfer, whether voluntarily or involuntarily, its interest under this Agreement without first obtaining DCI’s prior written consent in each instance, which consent from DCI will not be unreasonably withheld. Any attempted transfer without DCI’s prior written consent shall be null and void.

SEVERABILITY If any provision of this Agreement is deemed invalid or unenforceable to any extent by a court of competent jurisdiction then the remainder of this Agreement and the affected provision, to the extent it is not held invalid, shall be valid and enforceable to the fullest extent permitted by law.

GOVERNING LAW This Agreement shall be governed by the laws of the State of Arizona.

RELATIONSHIP OF THE PARTIES Nothing contained in this Agreement shall be construed as creating a relationship of employment, agency or partnership between DCI and the Partner.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

DCI:	Partner:
By:	By:

Name:	Michael Loustalot	Name:
Title:	President	Title:

Exhibit A

Course Information:

Number of Holes
Number of Golf Carts
Make/Model of Golf Carts
Gas or Electric
Cart Lease End Date
Number of Rounds on Carts per Year
Other specifics

Equipment required (subject to change)

#	Equipment	Replacement Cost
	Tablets Required	$299
	Cart Mounts and related equipment	$149

Detailed Contact Information:

Administrative Contact Name:	Course ‘Champion’ Contact Name:
Position:	Position:
Email:	Email:
Phone :	Phone :
Mobile Phone:	Mobile Phone:
Notes	Notes

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